Exhibit 10.1

Non-Plan Stock Compensation
Election
and
Terms and Conditions

Pursuant to this instrument, RXi Pharmaceuticals Corporation (the “Company”) is permitting Geert Cauwenbergh, Dr. Med. Sc. (“Executive”) to make an irrevocable election (the “Election”), within fourteen (14) days following August 31, 2018, to receive, for the period from September 15, 2018 through December 31, 2018, 50% of his annual base salary and cash bonuses, if any (collectively, the “Compensation”), in the form of cash or restricted shares of Company common stock, $0.0001 par value (“Common Stock”). If Executive shall elect to receive the Compensation in the form of restricted Common Stock, such restricted Common Stock shall be issued to Executive outside of any equity compensation plan of the Company.

1.	Cash/Share Election.

(a)	[_] Option 1 – (Default) Cash Payment. By checking the box for this Option 1, Executive is electing to continue to receive the Compensation in cash, less applicable tax withholding and other required deductions (a “Cash Election”). If no election is made within the permitted 14-day period, the Executive will be deemed to have made a Cash Election.

(b)	[X] Option 2 – Restricted Common Stock Grant. By checking the box for this Option 2, Executive is electing to receive 50% of the Compensation in the form of a series of grants of unvested, restricted shares of Common Stock (a “Stock Election”) made on each payroll date on which he would have otherwise received the Compensation had he made a Cash Election. The number of shares of restricted Common Stock to be granted on each such date shall be determined by dividing the cash amount that would have been payable on each such date, less applicable tax withholding and other required deductions, by the closing price of a share of Common Stock on such date. The restricted stock received pursuant to a Stock Election will vest in full on January 1, 2019.

2.	Securities Law Requirements.

(a)	If the Executive makes a Stock Election and at any time the Compensation Committee of the Board of Directors (the “Committee”) determines that issuing Common Stock hereunder would violate applicable securities laws and/or the rules of any stock exchange on which the Common Stock is listed, the Company will not be required to issue such Common Stock and instead the Executive will be deemed to have made a Cash Election. The Committee may declare any provision of these Terms and Conditions or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to issuance of the Common Stock, the Company may require Executive to make written representations it deems necessary or desirable to comply with applicable securities laws.

(b)	No Person who acquires Common Stock under these Terms and Conditions may sell the Common Stock, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Common Stock to be sold, or an exemption from the registration requirements of the Securities Act. For purposes hereof, a “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and any other entity, whether foreign or domestic, including any governmental entity or any department, agency or political subdivision thereof.

3.	No Limitation on Rights of the Company. Nothing herein shall in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

4.	Successors. All obligations of the Company hereunder will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.

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5.	Governing Law. To the extent not preempted by federal law, these Terms and Conditions will be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

6.	Not a Contract of Employment or Service. Nothing herein shall be deemed to be a contract of employment or service or construed as conferring any legal rights on the Executive to continue to be employed or remain in service with the Company.

7.	Amendment of the Agreement. These Terms and Conditions may be amended by a written instrument signed by both parties.

8.	Entire Agreement. These Terms and Conditions constitute the entire obligation of the parties with respect to the subject matter hereof and supersede any prior written or oral expressions of intent or understanding with respect to such subject matter.

RXi Pharmaceuticals Corporation

By: /s/ Caitlin Kontulis

Name: Caitlin Kontulis

Title: Senior Director of Finance and Secretary

By signing below and checking Option 1 or Option 2, Executive acknowledges he has made an irrevocable Election to receive the Compensation in the form specified in the agreement.

Geert Cauwenbergh, Dr. Med. Sc.

By: /s/ Geert Cauwenbergh

Date: August 31, 2018

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